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                                                                     Exhibit 3.1


   STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 09/12/1996
  960265086 -- 2662005

                          CERTIFICATE OF INCORPORATION

                                       OF

                       KAIRE INTERNATIONAL HOLDINGS, INC.

      The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that:

      FIRST: The name of this corporation is
             KAIRE INTERNATIONAL HOLDINGS, INC.

      SECOND: Its Registered Office in the State of Delaware is to be located at 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The Registered Agent in charge thereof is National Registered Agents, Inc.

      THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

      FOURTH: The amount of the total authorized capital stock of the corporation is One Million (1,000,000), all of which are of a par value of One Cent ($.01) each and classified as Common stock.

      FIFTH: The name and mailing address of the incorporator are as follows:

          NAME                                      MAILING ADDRESS
          ----                                      ---------------

          V.R. Stump                                2030 Main Street
                                                    Suite 1040
                                                    Irvine, California 92714

      SIXTH: The duration of the corporation shall be perpetual.

      SEVENTH: When a compromise or arrangement is proposed between the corporation and its creditors or any class of them or between the corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation pursuant to provisions of Section 291 of Title 8 of the Delaware Code or on application of trustees in dissolution or of any receiver or receivers appointed for the corporation pursuant to provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or
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of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the corporation.

      EIGHTH: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

      NINTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Dated on September 12, 1996.


                                         /s/ V.R. Stump
                                         ------------------------------
                                          V.R. Stump, Incorporator
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   STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/14/1997
  971233932 -- 2662005

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

                       Kaire International Holdings, Inc.

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Kaire International Holdings, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

The name of this corporation is:  Kaire International Holdings, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Kaire International Holdings, Inc. has caused this certificate to be signed by Robert L. Richards, an Authorized Officer, this 2 day of July, 1997.


                                      BY: /s/ [ILLEGIBLE]
                                         ------------------------------
                        TITLE OF OFFICER: Chief Executive Officer
                                         ------------------------------